Exhibit 10.15

Einstein Noah Restaurant Group, Inc.

Nonqualified Deferred Compensation Plan

Effective June 1, 2007

Einstein Noah Restaurant Group, Inc.

Nonqualified Deferred Compensation Plan

ARTICLE I

INTRODUCTION

1.1 Establishment. Einstein Noah Restaurant Group, Inc. (formerly named New World Restaurant Group, Inc.), a Delaware corporation, hereby establishes the Einstein Noah Restaurant Group, Inc. Nonqualified Deferred Compensation Plan for the purpose of providing Participants with an opportunity to defer compensation that would otherwise be currently payable to Participants.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

1.2 Purposes. The purposes of the Plan are to provide those Participants who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company, to provide a financial incentive that will help the Company attract, retain and motivate the Employees, and to recognize the valuable services performed on its behalf by certain employees of the Company and Affiliated Companies.

ARTICLE II

DEFINITIONS

2.1 “Account” means a recordkeeping account under the Plan for a Participant established pursuant to Section 6.1.

2.2 “Affiliated Companies” means (i) any corporation or other entity that is affiliated with the Plan Sponsor through stock or other equity ownership or otherwise and (ii) which is designated by either the Committee or the Board as an entity whose Employees may be selected to participate in the Plan.

2.3 “Base Salary” means a Participant’s annualized base salary, without taking into account (a) commissions, bonus amounts of any kind, reimbursements of expenses, income realized upon exercise of stock options or sales of stock, or (b) deferrals of income under this Plan or any other employee benefit plan of the Company.

2.4 “Beneficiary” means the person or persons or other entity or entities that have been designated by the Participant to receive, after the Participant’s death, benefits under the Plan in accordance with the terms of the Plan.  If the Participant fails to designate a Beneficiary, or if the designated Beneficiary fails to survive the Participant, the benefits due hereunder shall be paid to the Participant’s estate.

2.5 “Board” means the Board of Directors of the Plan Sponsor.

2.6 “Bonus” means the payout amount earned by a Participant under one of the Company’s annual bonus or incentive compensation plans.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means a committee established under Article VII of the Plan.

2.9 “Company” means the Plan Sponsor and the Affiliated Companies.

2.10 “Deferred Compensation Agreement” means an agreement between a Participant and the Company under which the Participant irrevocably agrees to defer a portion of his or her Base Salary or Bonus.

2.11 “Distribution Election” means the Participant’s election in accordance with Article VI which specifies the form in which the Participant’s Separation from Service Account will be distributed to the Participant.

2.12 “Effective Date” means the effective date of the Plan which is June 1, 2007.

2.13 “Employee” means an individual on the United States payroll of the Company.

2.14 “Participant” means an Employee designated by the Committee to participate in the Plan.

2.15 “Plan” means the Einstein Noah Restaurant Group, Inc. Nonqualified Deferred Compensation Plan.

2.16 “Plan Sponsor” means Einstein Noah Restaurant Group, Inc. (formerly named, New World Restaurant Group, Inc.).

2.17 “Plan Year” means the 12 consecutive month period ending each December 31.

2.18 “Section” means a reference to a section of the Plan, unless another reference specifically applies.

2.19 “Severe Financial Hardship” means an unforeseeable emergency causing severe financial hardship to the Participant resulting from one or more of the following:

(a)                                  Accident or illness of the Participant, the Participant’s spouse or dependent (as defined in Code § 152);

(b)                                 Loss of the Participant’s property due to casualty; and

(c)                                  Similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The purchase of a home or payment of college tuition is not a Severe Financial Hardship.  The definition of Severe Financial Hardship and the amount available to the Participant as a result of a Severe Financial Hardship shall be interpreted in accordance with Code § 409A.

2.20 “Specified Employee” means an Employee who is “key employee” (as defined in Code § 416(i) without regard to Code § 416(i)(5)) at any time during the 12-month period ending on the December 31 of a Plan Year (the “Identification Date”), excluding any Employee who is a  nonresident alien during the entire 12-month period ending with the Identification Date.  For purposes of determining Employees who are Specified Employees, compensation shall be determined in accordance with the definition of Testing Compensation for purposes of Code § 415, as defined under the Einstein Noah Restaurant Group, Inc. Employee Savings Plan, without taking into account any dollar limitations. An Employee shall be treated as a Specified Employee only for the 12-month period beginning on the next April 1 following the Identification Date.

2.21 “Trust” means the Einstein Noah Restaurant Group, Inc. Nonqualified Deferred Compensation Trust Agreement.

ARTICLE III

PARTICIPATION

3.1 Eligibility.  Based on recommendations from management, the Committee, in its sole discretion, shall designate the Participants who may participate in the Plan for a Plan Year from among the Employees of the Company. The Employees who are eligible for designation for participation shall be those Employees who are members of a select group of management or highly compensated employees. Participation in the Plan will be on a Plan Year by Plan Year basis, and participation for any Plan Year will not, in and of itself, entitle a Participant to participate for any other Plan Year.

ARTICLE IV

CONTRIBUTIONS

4.1 Deferrals. An eligible Employee may elect to defer up to 80% of the Participant’s Base Salary and Bonus, subject to such additional guidelines and limitations adopted by the Committee, by entering into a Deferred Compensation Agreement in accordance with Section 4.2. The Base Salary and Bonus otherwise payable to a Participant during each Plan Year beginning after the date of the election shall be reduced by the amount elected to be deferred, and the Participant’s Accounts shall be increased by the amount deferred. Employees shall make separate elections with respect to deferrals of Base Salary and Bonus. Deferrals from Base Salary shall be withheld in substantially equal amounts from Base Salary payable for the Plan Year to which the Deferred Compensation Agreement relates. Deferrals from Bonus shall be withheld from the Bonus otherwise payable for the Plan Year to which the Deferred Compensation Agreement relates. Elections to defer Base Salary and Bonus are irrevocable, except as otherwise provided in this Plan.

4.2 Deferred Compensation Agreement.

(a)                                  Newly Eligible Employees.  An eligible Employee who has not previously been eligible to participate in the Plan (or any other Company plan considered an “account balance plan” under Code § 409A) and who wishes to participate in the Plan must enter into a Deferred Compensation Agreement within 30 days after he or she became eligible to participate in the Plan. The Deferred Compensation Agreement shall be effective with respect to services performed subsequent to the execution of the Deferred Compensation Agreement, including services in subsequent Plan Years (unless changed in accordance with the Plan).  The Employee may change his or her initial Deferred Compensation Agreement election at any time through the date that is 30 days after he or she became eligible to participate in the Plan.  The Deferred Compensation Agreement shall become irrevocable with respect to the current Plan Year after the 30 day period, except as otherwise provided in the Plan. The Employee may change his or her Deferred Compensation Agreement election with respect to services to be performed in any subsequent Plan Year under the provisions in Section 4.2(b).

                                                In the Employee’s first year of participation, if the Bonus for which the election is made is an annual bonus or is otherwise based on a specified performance period, then the Employee’s Deferred Compensation Agreement election with respect to Bonus will apply only to the portion of Bonus equal to the total amount of  Bonus multiplied by the ratio of the number of days remaining in the performance period after the date of the Deferred Compensation Agreement over the total number of days in the performance period.

(b)                                 Previously Eligible Employees.  An eligible Employee who has previously been eligible to participate in the Plan (or any other plan considered an “account balance plan” under Code § 409A) and who wishes to change his or her deferral election or make an initial deferral election after the period provided in Section 4.2(a) must enter into a Deferred Compensation Agreement with respect to services performed during a Plan Year at any time prior to the beginning of the Plan Year. The new Deferred Compensation Agreement election shall be effective for the Plan Year and all subsequent Plan Years, except that the Employee may change his or her Deferred Compensation Agreement deferral election at any time through the December 31 prior to the beginning of the Plan Year.  After the December 31 prior to the beginning of the Plan Year, the Deferred Compensation Agreement deferral election shall become irrevocable with respect to that Plan Year, except as otherwise provided in the Plan. The Committee may, in its sole discretion, establish earlier deadlines or annual enrollment periods for such election changes during which such elections must be made.

(c)                                  Deferral Election Carryover. If a Participant enters into a Deferred Compensation Agreement for a Plan Year, the Deferred Compensation Agreement will remain in effect for all subsequent Plan Years for which the Participant fails to enter into a new Deferred Compensation Agreement.  The Deferred Compensation Agreement

will apply to all subsequent Plan Years until the Participant actually enters into a subsequent Deferred Compensation Agreement for a Plan Year.

(d)                                 Cancellation of Deferral Election for 401(k) Plan Hardship Distribution.  Notwithstanding a Participant’s deferral election in his or her Deferred Compensation Agreement, a Participant’s deferral election shall be cancelled if required under the 401(k) plan sponsored by the Company due to the Participant’s hardship distribution from the 401(k) plan, pursuant to the requirements of Code § 1.401(k)-1(d)(3).  After the cancellation required under the 401(k) plan has expired, the Participant may execute a new Deferred Compensation Agreement under this Plan, in accordance with the timing requirements for previously eligible employees, under Section 4.2(b).

4.3 Company Discretionary Contributions.  For any Plan Year, the Company may, in its discretion, credit a Participant’s Account in an amount determined in the sole discretion of the Committee at any time and without regard to any amount credited to the Account of any other Participant.

4.4 Crediting of Earnings, Gain or Loss on Participant Accounts. Each Participant’s Accounts shall be credited with earnings, gain or loss in accordance with the provisions of this Section. The Participants’ Accounts shall be valued as of each day during which the New York Stock Exchange is open for business.

Trust Investments May Be Different Than Participant Accounts. The selection of investment vehicles shall be taken into account solely for the purpose of crediting earnings, gain or loss on the Participant’s Accounts. The Trustee shall not be required to invest assets of the Trust in accordance with the investment vehicles selected by Participants.

Crediting of Earnings Based on Selected Investment Vehicles. Participants shall be permitted to select any of the investment vehicles that are available for investment under the Plan, or any other investment vehicles made available to Participants in the sole discretion of the Committee. If the Participant does not select any investment vehicle, earnings, gain or loss shall be credited to the Participant’s Accounts as if the Participant had selected the lowest risk investment available under the Plan.  For the purpose of crediting earnings, gain or loss on contributions, contributions shall be deemed to be credited as of the day the contribution is deemed made to the Participant’s Accounts.  Earnings, gain or loss shall continue to be credited until the balance in the Participant’s Accounts is eliminated.  Following the end of each day the New York Stock Exchange is open for business, the Participant’s Accounts shall be credited with earnings, gain or loss equal to the rate of return earned on investment vehicles selected (or deemed selected) by the Participant.

Changes in Investment Vehicle Selection. The Committee shall establish rules and procedures for the timing and frequency of investment vehicle selection. With respect to any hypothetical investment vehicle, a Participant may change his or her investment selection as of each day during which the New York Stock Exchange is open for business.

4.5 Withholding Requirement.  The Company shall withhold the Participant’s share of FICA and other employment taxes attributable to Participant deferrals from other compensation payable to the Participant.  All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.

ARTICLE V

VESTING AND INVESTMENT OF BENEFIT

5.1 Immediate Vesting.  All amounts contributed to Participant Accounts shall be immediately vested.

5.2 Subject to Trust.  All amounts credited to Participant Accounts under the Plan shall be subject to the claims of general creditors of the Company and Affiliated Companies.  All amounts contributed with respect to a Participant to the Trust shall be held in accordance with the terms of the Trust.

ARTICLE VI

ACCOUNTS AND DISTRIBUTIONS

6.1 Election of Payment Dates.  The Participant shall elect one or more of the following dates for commencement of distributions with respect to amounts allocated to the Participant’s Accounts each Plan Year:

(a)                                    Specified Payment Date. The date the Participant specifies that has not been postponed pursuant to this Article. The Participant may not elect more than five Specified Payment Dates.

(b)                                   Separation from Service. The date the Participant has a Separation from Service. A Separation from Service election may not be postponed pursuant to this Article. If the Participant is a Specified Employee on the date payment will commence as a result of Separation from Service, any amounts otherwise payable prior to the 6th month anniversary of the Participant’s Separation from Service shall be delayed until the day following the 6th month anniversary of the Participant’s Separation from Service.

If a Participant fails to elect a payment date with respect to all or any portion of the Participant’s Accounts and no carryover election provisions apply, the Participant shall be deemed to have elected to receive a lump sum distribution upon the Participant’s Separation from Service with respect to the portion of the Participant’s Accounts for which no payment date has been elected.

6.2 Establishment of Participant Accounts. Each Participant shall have an Account established in his or her name under the Plan for each Specified Payment Date elected by the Participant to reflect the amount payable to the Participant under the Plan on that Specified Payment Date.  Each Participant shall have an Account established in his or her name under the

Plan for the Participant’s Separation from Service. Contributions shall increase the Participant’s Accounts. Any amounts distributed to the Participant or the Participant’s Beneficiary shall decrease the Participant’s Accounts.

6.3 Allocation of Contributions to Participant Accounts.  Before the Participant’s Deferred Compensation Agreement becomes irrevocable for any Plan Year, the Participant shall designate the amount or percentage of contributions for the Plan Year to be allocated to one or more of the Participant’s Specified Payment Date Accounts and the Participant’s Separation from Service Account.  If the Participant fails to allocate a contribution and an allocation carryover election does not apply, the Participant shall be deemed to have elected to allocate his or her contributions to the Participant’s Separation from Service Account.

                Allocation Carryover. If a Participant makes a contribution allocation for a Plan Year, the contribution allocation will remain in effect for all subsequent Plan Years for which the Participant fails to make a contribution allocation. The allocation carryover will apply to all subsequent Plan Years until the Participant actually makes a contribution allocation for a Plan Year.

6.4 Distribution of a Specified Payment Date Account. Amounts allocated to a Participant’s Specified Payment Date Account and the earnings, gains and losses credited thereon shall be distributed in a single sum payment as soon as administratively practicable after the Specified Payment Date (or the postponed Specified Payment Date, if applicable).

6.5  Distribution of a Separation from Service Account. Amounts allocated to a Participant’s Separation from Service Account and the earnings, gains and losses credited thereon shall be distributed pursuant to the Participant’s Distribution Election commencing as soon as administratively practicable after the Participant’s Separation from Service. A Participant shall elect one of the following forms of distribution with respect to amounts payable upon Separation from Service. A Participant may elect distribution in the form of a lump sum payment or annual installments over a period of up to 5 years. Each installment shall be determined by dividing the Participant’s Account balance as of the end of the month immediately preceding the month of the distribution by the number of remaining installments.

Default Distribution Election. If a Participant fails to make a Distribution Election with respect to the Participant’s Separation from Service Account, the Participant shall be deemed to have elected to receive a lump sum distribution upon the Participant’s Separation from Service.

6.6  Small Account Balance. Notwithstanding a Participant’s Distribution Election and the allocation of contributions to Specified Payment Date Accounts, if, upon a Participant’s Separation from Service, the sum of all of the Participant’s Accounts is less than $10,000 on the date distribution is to commence, the recipient shall receive a lump sum payment of the Participant’s Account no later than the December 31 following the Participant’s Separation from Service or the 15th day of the 3rd month following the Participant’s Separation from Service, if later.

6.7 Postponed Distribution Election.

(a)                                  Requirements.  A Participant may change his or her Specified Payment Date if:

(i)                                     the Participant elects a new Specified Payment Date at least 12 months prior to the earliest date payment would have commenced under the prior Specified Payment Date;

(ii)                                  the new Specified Payment Date is not earlier than 5 years from the earliest date payment would have otherwise been made under the prior Specified Payment Date; and

(iii)                               the new Specified Payment Date will not take effect until 12 months after the date it was elected by the Participant.

(b)                                 Changing Distribution Election for Pre-2008 Account Balance.  Notwithstanding the requirements in this Section that would otherwise apply, a Participant may change his or her distribution election with respect to all amounts credited to the Participant’s Accounts prior to December 31, 2007, provided that the Participant makes a new distribution election no later than December 31, 2007.  Any election made during 2007 (i) will apply only to amounts that would not otherwise be payable in 2007, and (ii)  will not apply to the extent that the election change would cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

6.8 Designation of Beneficiary. A Participant may designate one or more Beneficiaries (who may be designated contingently or successively) by filing a written notice of designation with the Committee in such form as the Committee may prescribe. Each designation will automatically revoke any prior designations by the same Participant. Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

6.9 Severe Financial Hardship. In the event of a Severe Financial Hardship of a Participant, the Participant may request distribution of some or all of the Participant’s Account.  The Committee shall require such evidence as is reasonably necessary to determine if a distribution is warranted and satisfies the requirements of a Severe Financial Hardship pursuant to Code § 409A. The Committee shall determine the amount available to the Participant in accordance with published guidance under Code § 409A.

6.10 Payments on Account of Failure to Comply with Code § 409A.  If any portion of the Participant’s Accounts that has not yet been distributed must be included in the Participant’s taxable income for a calendar year pursuant to Code § 409A, the Committee shall distribute the portion of the Accounts that has been included in the Participant’s taxable income as soon as administratively practicable.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Committee.  The Plan shall be administered by the Committee appointed by and serving at the pleasure of the Board.  The Committee shall at all times consist of at least two Directors and shall include other members (which may be either Directors or non-Directors) as the Board may determine.  The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee shall be filled by the Board. Members of the Committee may resign at any time upon written notice to the Board.

7.2 Committee Meetings and Actions.  The Committee shall hold meetings at such times and places as it may determine.  A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Participants’ Accounts.

7.3 Powers of Committee.  The Committee shall, in its sole discretion, select the Participants from among the Employees and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan.  The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may from time to time delegate its responsibilities as it determines is necessary, in its sole discretion.  The Committee may correct any defect, supply any omission, reconcile any inconsistency in the Plan or in any agreement entered into under the Plan, and reconcile any inconsistency between the Plan and any Agreement in the manner and to the extent it shall deem expedient, and the Committee shall be the sole and final judge of such expediency.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

7.4 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Participants’ Accounts.

7.5 Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.  The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Request for Determination of Benefits.  A Participant or Beneficiary may submit a written request for a determination with respect to the amounts of benefits distributable. The Committee must evaluate the request and notify the Participant or Beneficiary of the determination within 90 days after the request is received.  If special circumstances exist, this time period may be extended to a total of 180 days.

8.2 Claim Denial.  The Committee shall furnish a notice to any Participant or to any Beneficiary whose claim for benefits under the Plan has been denied within 90 days from receipt of the claim.  This 90-day period may be extended if special circumstances require an extension, provided that the time period cannot exceed a total of 180 days from the Plan’s receipt of the Participant’s (or Beneficiary’s) claim and the written notice of the extension is provided before the expiration date of the initial 90-day claim period. If an extension is required, the Committee shall provide a written notice of the extension that contains the expiration date of the initial 90-day claim period, the special circumstances that require an extension, and the date by which the Committee expects to render its benefits determination.

The Committee’s claim denial notice shall set forth:

(a)                                  the specific reason or reasons for the denial;

(b)                                 specific references to pertinent Plan provisions on which the denial is based;

(c)                                  a description of any additional material or information necessary for the Participant or Beneficiary to perfect the claim and an explanation of why the material or information is necessary; and

(d)                                 an explanation of the Plan’s claims review procedure describing the steps to be taken by a Participant or Beneficiary who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or Beneficiary’s right to bring a civil action under ERISA § 502(a) if the claim is denied on review.

                                                A Participant or Beneficiary who wishes to appeal the adverse determination must request a review in writing to the Committee within 60 days after the appealing Participant or Beneficiary received the denial of benefits.

8.3 Review Procedure.  A Participant or Beneficiary appealing a denial of benefits (or the authorized representative of the Participant or Beneficiary) shall be entitled to:

(a)                                  submit in writing any comments, documents, records and other information relating to the claim and request a review.

(b)                                 review pertinent Plan documents.

(c)                                  upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.

Decision on Review. The decision on review of a denied claim shall be made in the following manner:

(a)                                  The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim.  The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Beneficiary (or the authorized representative of the Participant or Beneficiary). The Committee shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing.  In that case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

(b)                                 The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Beneficiary. If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the Participant’s or Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(c)                                 The Committee’s decision on review shall be final.  In the event the decision on review is not provided to the Participant or Beneficiary within the time required, the claim shall be deemed denied on review.

ARTICLE IX

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment and Termination. The Plan Sponsor reserves the right to amend or terminate this Plan at any time by action of the Board. The Company may terminate further deferrals under the Plan for any reason with respect to deferrals for Plan Years beginning after the date of the Company’s termination of the Plan. In the event of such cessation of deferrals, all other rights and obligations shall continue until all Participants’ Accounts have been paid to all Participants under the terms of the Plan.

9.2 Further Actions to Conform to Code § 409A. This Plan is intended to satisfy the requirements of Code § 409A (including current and future guidance issued by the Department of Treasury or the Internal Revenue Service).  To the extent that any provision of this Plan fails to satisfy those requirements, the provision shall be applied in operation in a manner that, in the good-faith opinion of the Committee, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the Plan provision. The Committee shall amend the Plan as necessary to comply with the requirements of Code § 409A.

ARTICLE X

MISCELLANEOUS

10.1 Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

10.2 No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant. Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee.  Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee in its sole discretion.  Participation in this Plan is a matter entirely separate from any pension right or entitlement the Participant may have and from the terms or conditions of the Participant’s employment.  Participation in this Plan shall not affect in any way a Participant’s pension rights or entitlements or terms or conditions of employment.  Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

10.3 Non-Assignability.  Neither a Participant nor a Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation.  Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall by null and void and without effect.

10.4 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company.  The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

10.5 Participation in Other Plans.  Nothing in this Plan shall affect any right which the Participant may otherwise have to participate in any retirement plan or agreement which the Company has adopted or may adopt hereafter.

10.6 Governing Law.  To the extent not preempted by federal law, this Plan shall be construed in accordance with, and shall be governed by, the laws of the State of Colorado.

10.7 Entire Understanding.  This instrument contains the entire understanding between the Company and the Participants participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral.  Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated without action by the Board.

10.8 Provisions Severable.  To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.9 Headings.  The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

10.10 Successors, Mergers, or Consolidations. Any Agreement under the Plan shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (b) the Participant, and his heirs, executors, administrators and legal representatives.

                The Plan Sponsor hereby agrees to the provisions of the Plan and in witness of its agreement, the  Plan Sponsor by its duly authorized officer has executed the Plan on the date written below.

EINSTEIN NOAH RESTAURANT GROUP, INC.
Plan Sponsor

By:	/s/ Paul J.B. Murphy III
Title:	President and CEO
Date:	May 3, 2007